Financial Contact:	Mark Van Genderen (414) 343-8002
Media Contact:	Bob Klein (414) 343-4433

HARLEY-DAVIDSON REPORTS 2007 THIRD QUARTER RESULTS

        Milwaukee, Wis., October 19, 2007 — Harley-Davidson, Inc. (NYSE: HOG) today announced its results for the third quarter ended September 30, 2007. Revenue for the quarter was $1.54 billion compared to $1.64 billion in the year ago quarter, a 5.8 percent decrease. Net income for the quarter was $265.0 million compared to $312.7 million, a decrease of 15.3 percent versus the third quarter of 2006. Third quarter diluted earnings per share were $1.07, a 10.8 percent decrease compared to last year’s $1.20. During the third quarter the Company repurchased $509 million of its common stock.

        “Harley-Davidson’s third quarter financial results are disappointing but not unexpected. In early September, we announced that we would reduce planned motorcycle shipments for the rest of 2007, and our results for the quarter are consistent with the Company’s revised guidance,” said Jim Ziemer, Chief Executive Officer of Harley-Davidson, Inc.

        “Worldwide retail sales of Harley-Davidson® motorcycles during the third quarter were virtually flat with the third quarter of 2006, down 0.2 percent. U.S. retail sales continued to be sluggish, finishing down 2.5 percent for the quarter, while retail sales in our international markets grew 8.8 percent during the period,” said Ziemer.

        For the full year of 2007, the Company expects a shipment range of 328,000 to 332,000 Harley-Davidson motorcycles, compared to 349,196 units in 2006. The Company also expects a modest decline in revenue and lower operating margin in 2007. Diluted earnings per share for the full year are expected to decrease 4 to 6 percent compared to 2006.

        Looking ahead to 2008, the Company anticipates that the U.S. retail motorcycle environment will continue to be challenging. It expects moderate revenue growth, lower operating margin and diluted earnings per share to grow between 4 and 7 percent compared to 2007.

        “For the longer term, I am optimistic and confident about our future,” said Ziemer. “Harley-Davidson has a strong business model, and we will continue to manage the Company in a manner that strengthens our brand and contributes to lasting success for all of our stakeholders,” said Ziemer.

Motorcycles and Related Products Segment – Third Quarter Results

        Revenue from Harley-Davidson motorcycles was $1.18 billion, a decrease of $110.7 million or 8.6 percent versus the same period last year. Shipments of Harley-Davidson motorcycles totaled 86,535 units, a decrease of 10,511 units or 10.8 percent compared to last year’s third quarter.

        Revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $251.5 million, an increase of $3.1 million or 1.2 percent over the year-ago quarter. Revenue from General Merchandise, which consists of MotorClothes® apparel and collectibles, totaled $83.2 million, an increase of $11.9 million or 16.7 percent over the year-ago quarter.

        Gross margin for the third quarter of 2007 was 38.4 percent of revenue compared to 39.9 percent for the third quarter last year. Third quarter operating margin decreased to 23.2 percent from 26.5 percent in the third quarter of 2006.

Motorcycle Retail Sales Data

                    During the third quarter, worldwide retail sales of Harley-Davidson motorcycles decreased 0.2 percent compared to the third quarter of 2006.  U.S. retail sales of Harley-Davidson motorcycles decreased 2.5 percent for the quarter. The heavyweight motorcycle market in the U.S. decreased 4.4 percent for the same period.

        Retail sales of Harley-Davidson motorcycles grew 8.8 percent in the Company’s international markets during the third quarter of 2007 compared to the third quarter of 2006.  Third quarter retail sales increased 10.7 percent in Europe; Canada was down 7.7 percent; and Japan was up 9.1 percent. All other international markets combined were up 20.8 percent.

        During the first nine months of 2007, worldwide retail sales of Harley-Davidson motorcycles decreased 0.9 percent compared to the prior year. In the U.S., Harley-Davidson dealer retail sales decreased 4.7 percent for the first nine months of the year; international sales increased by 12.9 percent for the same period. The U.S. heavyweight motorcycle market was down 4.4 percent for the first nine months of 2007.

        Data is listed in the accompanying tables.

Financial Services Segment

        Harley-Davidson Financial Services (HDFS) reported third quarter operating income of $49.5 million, a decrease of $5.7 million or 10.4 percent, compared to the year ago quarter.  The decrease is primarily due to a lower securitization gain in the third quarter of 2007 versus the third quarter of 2006.

Income Tax Rate

        The Company’s third quarter effective income tax rate was 35.5 percent compared to 36.0 percent in the same quarter last year.  This decrease primarily reflects the reinstatement of the federal research and development tax credit.

Harley-Davidson, Inc. — Nine Month Results

        For the first nine months of 2007, revenue totaled $4.34 billion, a 1.0 percent increase over the year-ago period. Diluted earnings per share were $2.95, a decrease of 0.3 percent compared to the same period last year.

        Through the first nine months of this year, shipments of Harley-Davidson motorcycles were 249,413 units, a 2.7 percent decrease compared to last year’s 256,348 units. Harley-Davidson motorcycle revenue was $3.33 billion, which is flat compared to last year. P&A revenue totaled $703.1 million, a 2.9 percent increase over last year’s $683.1 million. General Merchandise revenue totaled $232.0 million, a 12.2 percent increase compared to $206.9 million during the same period in 2006.

        HDFS operating income was $173.6 million, a 6.5 percent increase over last year’s $163.1 million.

Cash Flow

        Cash and marketable securities totaled $456.7 million as of September 30, 2007. Cash flow from operations was $1.37 billion, and capital expenditures were $139.4 million during the first nine months of 2007. For the full year of 2007, capital expenditures are now expected to be between $250 million and $275 million.

Stock Repurchase

        The Company repurchased 9.7 million shares of its common stock at a cost of $509.0 million during the third quarter of 2007. On a year to date basis through September 30, 2007, the Company has repurchased 17.3 million shares for a total cost of $1.00 billion. On September 30, 2007, the Company has 241.5 million shares of common stock outstanding.

        As of September 30, 2007, there are 6.2 million shares remaining on a board-approved share repurchase authorization. An additional board-approved share repurchase authorization is in place to offset option exercises.

Company Background

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and their retail customers.

Forward-Looking Statements

        The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

        The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (ii) manage production capacity and production changes, (iii) manage supply chain issues, (iv) provide products, services and experiences that are successful in the marketplace, (v) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (vi) sell all of its motorcycles and related products and services to its independent dealers and distributors, (vii) continue to develop the capabilities of its distributor and dealer network, (viii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (ix) adjust to fluctuations in foreign currency exchange rates, interest rates, commodity prices and credit availability, (x) manage regional and worldwide demographic trends and economic and political conditions, including healthcare inflation, pension reform and tax changes, (xi) anticipate consumer confidence in the economy, (xii) manage the credit quality and recovery rates of HDFS’s loan portfolio, (xiii) retain and attract talented employees, (xiv) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation and (xv) implement and manage enterprise-wide information technology solutions and secure data contained in those systems.

        In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.

        The Company’s ability to sell all of its motorcycles and related products and services also depends on the ability of the Company’s independent dealer network to sell them to retail customers. The Company depends on the capability of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company.

        In addition, the Company’s independent dealers and distributors may experience difficulties in selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

TABLES FOLLOW

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30, 2007	September 24, 2006	September 30, 2007	September 24, 2006
Net revenue	$1,541,401	$1,635,916	$4,340,494	$4,298,053
Gross profit	591,353	652,255	1,619,566	1,661,795
Operating expenses	233,068	218,243	639,512	590,503

Operating income from motorcycles & related products	358,285	434,012	980,054	1,071,292
Financial services income	98,471	97,344	319,964	291,812
Financial services expense	49,002	42,154	146,349	128,734

Operating income from financial services	49,469	55,190	173,615	163,078
Corporate expenses	2,292	5,215	13,763	16,723

Income from operations	405,462	483,987	1,139,906	1,217,647
Investment income and other, net	5,353	4,659	19,432	17,861

Income before provision for income taxes	410,815	488,646	1,159,338	1,235,508
Provision for income taxes	145,849	175,912	411,572	444,781

Net income	$264,966	$312,734	$747,766	$790,727

Earnings per common share:
Basic	$1.07	$1.20	$2.96	$2.96
Diluted	$1.07	$1.20	$2.95	$2.96
Weighted-average common shares:
Basic	247,057	260,270	252,513	266,772
Diluted	247,614	261,229	253,263	267,525
Cash dividends per common share	$0.30	$0.21	$0.76	$0.60

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) September 30, 2007	December 31, 2006	(Unaudited) September 24, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$401,385	$238,397	$506,139
Marketable securities	55,355	658,133	446,543
Accounts receivable, net	185,208	143,049	149,951
Finance receivables held for sale	431,843	547,106	100,109
Finance receivables held for investment, net	1,275,590	1,554,260	1,273,841
Inventories	376,950	287,798	281,536
Other current assets	130,126	121,890	124,837

Total current assets	2,856,457	3,550,633	2,882,956
Finance receivables held for investment, net	861,138	725,957	706,695
Other long-term assets	1,253,365	1,255,560	1,443,411

	$4,970,960	$5,532,150	$5,033,062

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$962,250	$763,186	$880,294
Current portion of finance debt	250,168	832,491	96,374

Total current liabilities	1,212,418	1,595,677	976,668
Finance debt	980,000	870,000	900,000
Postretirement healthcare benefits	207,957	201,126	70,571
Other long-term liabilities	207,582	108,610	239,452
Total shareholders' equity	2,363,003	2,756,737	2,846,371

	$4,970,960	$5,532,150	$5,033,062

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine months ended
	September 30, 2007	September 24, 2006
Net cash provided by operating activities	$1,368,257	$1,283,580
Cash flows from investing activities:
Capital expenditures	(139,437)	(137,468)
Finance receivables held for investment, net	(92,147)	(75,710)
Collection of retained securitization interests	87,827	73,974
Net change in marketable securities	604,927	464,641
Other, net	1,696	2,512

Net cash provided by investing activities	462,866	327,949
Cash flows from financing activities:
Net decrease in finance-credit
facilities and commercial paper	(506,938)	(208,996)
Dividends	(189,093)	(158,738)
Purchase of common stock for treasury	(1,000,133)	(910,957)
Excess tax benefits from share-based payments	3,057	3,550
Issuance of common stock under employee
stock option plans	21,429	25,882

Net cash used by financing activities	(1,671,678)	(1,249,259)
Effect of exchange rate changes on cash
and cash equivalents	3,543	2,894
Net increase in cash and cash equivalents	162,988	365,164
Cash and cash equivalents:
At beginning of period	238,397	140,975

At end of period	$401,385	$506,139

Net Revenue and Motorcycle
Shipment Data
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2007	September 24, 2006	September 30, 2007	September 24, 2006
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$1,182,628	$1,293,358	$3,328,309	$3,329,700
Buell® motorcycles	22,527	21,423	72,795	74,826
Parts & Accessories	251,499	248,448	703,107	683,100
General Merchandise	83,185	71,251	232,011	206,873
Other	1,562	1,436	4,272	3,554

	$1,541,401	$1,635,916	$4,340,494	$4,298,053

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	65,756	80,398	182,447	198,720
Export	20,779	16,648	66,966	57,628

Total	86,535	97,046	249,413	256,348

Motorcycle product mix:
Touring	28,461	36,041	84,934	90,914
Custom	39,488	44,096	109,576	116,604
Sportster®	18,586	16,909	54,903	48,830

Total	86,535	97,046	249,413	256,348

BUELL UNITS
Motorcycle shipments:
Buell	2,639	2,529	8,376	9,105

Retail Sales of Harley-Davidson Motorcycles
Year to Date September

	2007	2006
United States	215,092	225,623
Europe*	32,594	28,131
Japan	10,028	9,707
Canada	12,855	12,195
All other markets	13,393	10,989
Total Retail Sales of Harley-Davidson Motorcycles	283,962	286,645

Data Source (subject to update)

Data source for all 2006 and 2007 retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

*Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom

Heavyweight Market Data
Data Through Month Indicated

	2007	2006
United States[1] (September)	443,511	463,859
Europe[2] (August)	322,102	306,197

1 - United States industry data includes 651+cc models, derived from submission of motorcycle retail sales by each major manufacturer to an independent third party.

2 - Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 651+cc models, derived from information provided by Giral S.A., an independent agency.